PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS SECOND QUARTER 2008 RESULTS

DALLAS, TEXAS . . . August 5, 2008 . . .. Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $47.3 million, or $0.26 per diluted share, for the quarter ended June 30, 2008, compared to $76.3 million, or $0.42 per diluted share, for the quarter ended June 30, 2007.

The Company’s net sales were $297.3 million during the second quarter of 2008 compared to $341.2 million during the second quarter of 2007.  Over the past year, increases in global titanium sponge capacity and manufacturing activity for titanium products have increased availability of titanium sponge and scrap, which has resulted in declining costs for these raw materials.  This decline in raw material costs, in turn, has contributed to lower selling prices for TIMET’s products due in part to raw material indexed pricing adjustments under certain of the Company’s long-term agreements, as well as contributing to lower selling prices for our non-contract sales volumes.

Revisions and delays in the build-out schedules of certain commercial aircraft continue to affect near-term demand, impacting sales volumes and selling prices for titanium products.  The Company continues to emphasize selling higher grades of melted and mill products, which are generally less susceptible to pricing pressures resulting from demand fluctuations.  As a result of these factors, TIMET’s net sales volume for melted products declined 35% for the second quarter of 2008 compared to the same period in 2007, whereas the Company’s net sales volume for mill products increased 5% over the same periods.  TIMET’s mill products sales volume in the second quarter of 2008 was a new quarterly record for the Company.

Operating income for the second quarter of 2008 was $68.8 million compared to $118.0 million during the same period in 2007.  Operating income was negatively affected by declining prices, decreased sales volumes for melted products and increased costs related to raw materials.  Although the Company’s cost of purchased titanium sponge and scrap declined during the latter part of 2007 and the first half of 2008, indexed pricing adjustments in certain long-term customer supply agreements typically precede the realization of lower product cost of sales due to the length of the manufacturing cycle for the production of melted and mill products.

The Company’s sales order backlog at the end of June 2008 was $0.8 billion compared to $1.0 billion at the end of December 2007.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “The previously announced adjustments and delays in the production schedule for the Boeing 787 DreamlinerTM and other new generation commercial aircraft are expected to continue to impact customer inventory levels and product mix.  Consequently, our results of operations continue to be affected by the resulting reductions in near-term titanium metal needs in the commercial aerospace industry.  Despite these near-term issues, we continue to believe the global commercial aerospace market will provide substantial long-term demand increases with the manufacture of new generation aircraft that require the use of significantly higher amounts of titanium.  The outlook for TIMET, and the titanium metal industry as a whole, remains very positive, and we believe the demand for titanium metal in all major and emerging market sectors continues to have significant long-term growth potential.

“The July 2008 update of the annual forecast for commercial aircraft deliveries from The Airline Monitor, a leading aerospace publication, reflects a one percent increase to the aggregate forecast of commercial aircraft deliveries for the ten-year period of 2008 through 2017 compared to the January 2008 forecast.  This updated forecast supports our belief that long-term industry-wide demand trends will remain strong for the foreseeable future, and as a result, we will continue to pursue our strategic plans by expanding our productive capacity, with a focus on additional opportunities to improve our operating flexibility, efficiency and cost structure.  Over the last two years, we have been successful in adding significant flexibility and cost advantages to our raw material procurement and manufacturing process.  Our ongoing internal capacity expansion projects are on schedule, including our major expansions in melting and scrap recycling.  Due in great measure to the success of our efforts to utilize long-term assured supply and conversion services agreements, TIMET has maintained a strong financial position.  We believe our business is well positioned to respond to market demand volatility in a timely and cost efficient manner, while supplying the growing needs of our current and prospective customers, thus enabling us to capitalize on current and future opportunities for growth and expansion.”

The financial information contained in this release is subject to future correction and revision and the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 with the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in the Company’s other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008

Net sales	$341.2	$297.3	$682.9	$591.0
Cost of sales	205.7	213.0	414.0	425.6

Gross margin	135.5	84.3	268.9	165.4

Selling, general, administrative and development expense	17.7	16.2	35.0	33.5
Other income (expense), net	0.2	0.7	0.3	(0.3)

Operating income	118.0	68.8	234.2	131.6

Other non-operating income (expense), net	0.4	0.6	0.2	(1.5)

Income before income taxes and minority interest	118.4	69.4	234.4	130.1

Provision for income taxes	37.9	20.8	74.3	38.7
Minority interest in after-tax earnings	2.8	1.2	5.9	3.6

Net income	77.7	47.4	154.2	87.8

Dividends on Series A Preferred Stock	1.4	0.1	2.8	0.2

Net income attributable to common stockholders	$76.3	$47.3	$151.4	$87.6

Earnings per share attributable to common stockholders:
Basic	$0.47	$0.26	$0.94	$0.48
Diluted	$0.42	$0.26	$0.84	$0.48

Weighted average shares outstanding:
Basic	162.1	181.0	161.9	181.8
Diluted	184.3	182.0	184.3	183.0

Melted product shipments:
Volume (metric tons)	1,310	845	2,640	1,945
Average selling price (per kilogram)	$42.20	$32.60	$43.35	$31.55

Mill product shipments:
Volume (metric tons)	3,595	3,785	7,315	7,355
Average selling price (per kilogram)	$69.65	$62.35	$68.00	$63.30